EXHIBIT 99.1


R.J. REYNOLDS                                                      P.O. Box 2866
TOBACCO HOLDINGS, INC.                             Winston-Salem, NC  27102-2866

-------------------------------------------------------------------------------

CONTACT:  Investors:                                             Media:
          ----------                                             ------
          Carole Biermann Wehn                                   Seth Moskowitz
          (336) 741-5182                                         (336) 741-7698

                                                                  RJRTH 2003-19



  R.J. Reynolds Reports Third Quarter 2003 Results; Adjusts Full-Year Forecast
  ----------------------------------------------------------------------------


WINSTON-SALEM, N.C. - October 28, 2003 - R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today reported the following results for the third quarter of 2003. These third-quarter earnings reflect charges related to the company's previously announced restructuring, including non-cash pre-tax trademark and goodwill impairment charges of approximately $3.6 billion and pre-tax restructuring charges of $310 million. The company's full-year forecast has been revised to include the impairment charges as well as some favorable adjustments.



                 GAAP Third Quarter and Nine Month Highlights
                 ----------------------------------------------

                 (dollars in millions, except per-share amounts)

                                                Third Quarter               Nine Months
                                                -------------               -----------


                                               2003(1)    2002           2003(1)  2002(2)
                                               ------     ----           ------   ------
Net Sales ...............................     $ 1,384  $ 1,585           $ 4,033   $ 4,805
Operating Income (loss)..................     $(3,643) $   252           $(3,368)  $   921
Net Income(loss) .......................     $(3,451) $   139           $(3,310)  $    15
Net Income(loss) per diluted share......     $(41.31) $  1.56           $(39.55)  $  .016


(1) Due to the restructuring RJR announced on Sept. 17, 2003, third-quarter 2003 reported results include restructuring charges of $310 million ($188 million after tax) and trademark and goodwill impairment charges of $3.59 billion ($3.46 billion after tax). Nine-month 2003 results also include a second-quarter restructuring charge of $55 million, or $34 million after tax.

(2) Due to RJR's adoption on Jan. 1, 2002, of SFAS No. 142, the fair value of certain RJR Tobacco trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge of $502 million after tax in the first quarter of 2002.



                Balance Sheet Highlights (as of September 30, 2003)
                ---------------------------------------------------

o    Cash and short-term investments:   $ 1.7 billion
o    Debt:                              $ 1.7 billion
o    Equity:                            $ 3.1 billion
o    Dividend:                          $0.95 per share quarterly; $3.80 per share annualized



                    Discussion of Third Quarter 2003 Results
                    -----------------------------------------


"Our third-quarter results include significant impairment charges necessitated by the restructuring we announced in September," said Andrew J. Schindler, chairman and chief executive officer of RJR. "R.J. Reynolds Tobacco Company is implementing a two-pronged initiative to drive profit growth: a refocused brand-portfolio strategy, and a dramatic cost-structure reduction. We are aggressively pursuing our target of a $1 billion reduction in annual costs by year-end 2005, and have already begun implementing $800 million in cost reductions."

Dianne M. Neal, RJR's chief financial officer, said, "Because of the restructuring, we were required to do an impairment analysis, which resulted in trademark and goodwill impairment charges totaling $3.6 billion in the third quarter. These non-cash charges do not affect the operations of our businesses or our financing arrangements."

Neal noted that accounting rules required RJR to record a trademark impairment charge due to a decline in the fair market value of certain trademarks, even though the aggregate fair market value of RJR Tobacco brands has increased, because of higher values for Camel and Salem.


                      Third Quarter 2003 Financial Results
                      ------------------------------------

Third-quarter net sales were $1.38 billion, down 12.7 percent from the year-ago quarter primarily due to lower volume, partially offset by a favorable impact of $39 million from changes in Reynolds Tobacco's returned-goods policy. Largely as a result of impairment charges of $3.59 billion and restructuring charges of $310 million, RJR reported an operating loss of $3.64 billion for the quarter, compared with operating income of $252 million in the third quarter of 2002.

Third-quarter net loss was $3.45 billion, primarily due to restructuring and impairment charges, partially offset by the returned goods favorability and a favorable resolution of tax matters for prior years of $55 million. In comparison, net income in third quarter 2002 was $139 million. Loss per diluted share in the third quarter was $41.31, compared with net income per diluted share of $1.56 in the prior-year quarter.


                          Nine Month Financial Results
                          ----------------------------

Net sales for the first nine months of 2003 were $4.03 billion, down 16.1 percent from the prior-year period, primarily due to lower volume and higher promotional spending, partially offset by higher selling prices, as well as $93 million of returned-goods reserve adjustments. Largely due to third-quarter impairment charges of $3.59 billion and to restructuring charges totaling $365 million, RJR reported an operating loss of $3.37 billion for the first nine months of 2003, compared with income of $921 million in the prior-year period.

Net loss for the first nine months was $3.31 billion, down from income of $15 million in the year-ago period, primarily due to impairment and restructuring charges, partially offset by the tax and returned-goods favorabilities discussed above. This nine-month comparison includes the effect of a non-cash trademark impairment charge of $502 million after tax in the first quarter of 2002 due to the adoption of SFAS No. 142, as discussed in footnote 2 in the chart above. Loss per diluted share for the first nine months of 2003 was $39.55, compared with income of $0.16 per diluted share in the prior-year period.

         Volume and Product Mix During Third Quarter and First Nine Months
         -----------------------------------------------------------------


The following table summarizes third-quarter and September 2003 year-to-date domestic cigarette shipment volume, in billions of units:

                                                         For the Three Months          For the Nine Months
                                                            Ended Sept. 30                Ended Sept. 30
                                                            --------------                --------------
                                                                         %                             %
                                                     2003     2002    Change       2003     2002    Change
                                                     ----     ----    ------       ----     ----    ------
RJR Tobacco Volume ........................          20.7     23.6    -12.1%       60.8     69.4    -12.4%
     RJR Tobacco total full-price .........          13.0     14.6    -10.7%       37.4     42.7    -12.3%
     RJR Tobacco total savings ............           7.7      9.0    -14.3%       23.4     26.7    -12.5%
SFNTC Volume(1) ...........................           0.3      0.3     +4.8%        0.9      0.8     +6.6%
RJR Total Domestic Volume(2)...............          21.0     23.9    -11.9%       61.7     70.2    -12.2%
----------

(1) This comparison includes domestic shipments during the first two weeks of 2002, which was prior to the completion of RJR's acquisition of Santa Fe Natural Tobacco Company on Jan. 16, 2002. The 4.8% increase in SFNTC domestic volume in third quarter 2003 is based on actual volume of 316.4 million units in third quarter 2003 compared with 301.9 million units during the third quarter of 2002.

(2) The above results exclude Puerto Rico and certain other U.S. territories' volume of approximately 0.3 billion units for third quarter 2003 and 0.8 billion units for the first nine months of 2003.


RJR Tobacco's volume declines during the third quarter were driven by underlying consumption declines and inventory shifts. The company's mix of full-price versus savings-brand volume improved in the third quarter with full-price mix of
62.7 percent, up a full percentage point from 61.7 percent in the prior-year quarter. RJR Tobacco's September year-to-date full-price mix was 61.5 percent, unchanged from the prior-year period.

Based on information from Management Science Associates, Inc. (MSAi), a supplier of industry shipment data, total third-quarter industry volume was 96.8 billion units, down 4.6 percent from the third quarter of 2002. For the first nine months of 2003, total industry volume was 280.8 billion units, down 6.7 percent compared to the prior-year period. The industry full-price mix during the third quarter was 74.1 percent, up from 72.4 percent in the third quarter of 2002. The industry full-price mix for the first nine months of 2003 was 73.7 percent, up from 73.0 percent in the year-ago period. RJR Tobacco continues to believe the volume associated with smaller, deep-discount manufacturers is not fully reflected in MSAi's reported numbers.




                       Retail Share of Market Performance
                       ----------------------------------

On Sept. 17, the company announced that RJR Tobacco is transitioning to a new brand-portfolio strategy that will focus on delivering improved profitability through greater emphasis on its premium brands with the highest growth potential. Under the new strategy, which will be fully implemented in 2004, marketing investment will be primarily focused on Camel and Salem to achieve market-share and profit growth. RJRT will make more limited investments in its two other key brands, Winston and Doral, to optimize profitability on those brands.

RJR Tobacco's total share of market for the third quarter and the first nine months of 2003 were down compared with the same periods in 2002. However, the company's full-price share for the same periods in 2003 was up compared with the third quarter and first nine months of 2002.

RJR Tobacco's total share of market for the third quarter of 2003 was 22.43 percent, down 0.78 share points from the third quarter of 2002. Full-price share for the quarter was 14.28 percent, up 0.12 share points from the prior-year quarter. RJRT's third-quarter savings share of market was 8.14 percent, down
0.92 share points from third quarter 2002.

For the first nine months of 2003, RJR Tobacco's total share of market was 22.70 percent, down 0.21 share points compared with the prior-year period. Full-price share was 14.32 percent, up 0.09 share points from the first nine months of 2002. RJRT's savings share for the first nine months was 8.38 percent, down 0.31 share points from the prior-year period.

Combined retail market share for RJR Tobacco's two growth brands, Camel and Salem, grew in the third-quarter and year-to-date periods versus prior year. The Camel brand's filtered styles are up 0.33 share points year-to-date versus the same period last year.

Salem's performance has improved significantly. Its year-to-date retail share is up 0.05 share points versus last year, and the brand has gained 0.35 share points since its "Stir the Senses" relaunch in April 2003.

Santa Fe's Natural American Spirit brand again delivered volume and market-share gains compared to the prior-year quarter and the first nine months of 2002.


                         Full Year 2003 Earnings Outlook
                         -------------------------------


When announcing its restructuring in September, RJR provided full-year guidance that excluded impairment charges. The following revised guidance reflects trademark and goodwill impairment charges, as well as some favorable adjustments.

For full-year 2003, RJR forecasts the following results:

          o Operating loss of approximately $3.240 billion to $3.290 billion (including pre-tax restructuring charges of $375 million and non-cash trademark and goodwill impairment charges of $3.590 billion).

          o Net loss of approximately $3.235 billion to $3.265 billion (including after-tax restructuring charges of $228 million and non-cash trademark and goodwill impairment charges of $3.461 billion).

          o    Net loss per diluted share of approximately $38.65 to $39.00.

          o    Consolidated domestic tobacco shipment volumes down approximately
               12%.

          o Cash and short-term investments of approximately $1.6 billion to $1.7 billion, which assumes a stable dividend.

                         Conference Call Webcast Today
                         -----------------------------


R.J. Reynolds Tobacco Holdings, Inc. will webcast a conference call to discuss third-quarter financial results at 10 a.m. Eastern Standard Time on Tuesday, Oct. 28. The call will be available live online on a listen-only basis. To register for the call, please visit the "Investors" section of www.RJRHoldings.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.


Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RJR's future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims arising out of the tobacco business and the claimed health effects of cigarettes that are pending or may be instituted against RJR or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of the deep-discount category; the success of new product innovations and acquisitions; the effect of market conditions on the performance of pension assets and the return on corporate cash; any potential costs or savings associated with realigning the cost structure of RJR and its subsidiaries; and the ratings of RJR securities. Except as provided by federal securities laws, RJR is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R.J. Reynolds Tobacco Company and Santa Fe Natural Tobacco Company, Inc. R.J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco's product line includes four of the nation's 10 best-selling cigarette brands: Camel, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Copies of RJR's news releases, annual reports, SEC filings and other financial materials are available on the company's website, www.rjrholdings.com.

                            (financial tables follow)

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME - GAAP
                 (Dollars in Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                                 Three Months Ended          Nine Months Ended
                                                                                       Sept. 30,                   Sept. 30,
                                                                               ----------------------      ----------------------
                                                                                 2003         2002           2003         2002
                                                                               --------    ----------      --------    ----------

Net sales (1)..............................................................    $  1,384    $    1,585      $  4,033    $    4,805
                                                                               --------    ----------      --------    ----------

Cost of products sold .....................................................         814           985         2,418         2,843
Selling, general and administrative expenses ..............................         313           348         1,028         1,041
Restructuring and impairment charges (2) ..................................         310             -           365             -
Goodwill and trademark impairment(3) ......................................       3,590             -         3,590             -
                                                                               --------    ----------      --------    ----------

Operating income ..........................................................      (3,643)          252        (3,368)          921

Interest and debt expense .................................................          25            38            90           110
Interest income ...........................................................          (6)          (16)          (23)          (44)
Other (income) expense, net ...............................................           2             2            (4)            7
                                                                               --------    ----------      --------    ----------

Income (loss) before income taxes .........................................      (3,664)          228        (3,431)          848
Provision for income taxes ................................................        (213)           89          (121)          331
                                                                               --------    ----------      --------    ----------

Income before cumulative effect of accounting change ......................      (3,451)          139        (3,310)          517

Cumulative effect of accounting change, net of
  income taxes (4) ........................................................           -             -            -           (502)
                                                                               --------    ----------      --------    ----------

Net income (loss) .........................................................    $ (3,451)    $     139     $  (3,310)   $       15
                                                                               ========    ==========      ========    ==========

Basic income (loss) per share:
   Income before cumulative effect of accounting change ...................    $ (41.31)    $    1.58      $ (39.55)    $    5.76
   Cumulative effect of accounting change (4) .............................           -             -             -         (5.59)
                                                                               --------    ----------      --------    ----------

         Net income (loss) ................................................    $ (41.31)    $    1.58     $  (39.55)    $    0.17
                                                                               ========    ==========      ========    ==========

Diluted income (loss) per share:
   Income before cumulative effect of accounting change ...................    $ (41.31)    $    1.56      $ (39.55)    $    5.64
   Cumulative effect of accounting change (4) .............................           -             -             -         (5.48)
                                                                               --------    ----------      --------    ----------

         Net income (loss) ................................................    $ (41.31)    $    1.56     $  (39.55)    $    0.16
                                                                               ========    ==========      ========    ==========

Basic weighted average shares, in thousands ...............................      83,538        87,937        83,683        89,729
                                                                               ========    ==========      ========    ==========

Diluted weighted average shares, in thousands (5)..........................      83,538        89,373        83,683        91,652
                                                                               ========    ==========      ========    ==========

          (1) Net sales benefited from an adjustment related to revised sales programs of $39 million in the third quarter and $93 million September year-to-date.

          (2) Includes severance and related benefits, fixed asset impairment, contract termination costs and related charges.

          (3) Includes impairment of goodwill of RJR Tobacco and certain trademarks as a result of valuation required by SFAS No. 142 related to RJR's third quarter restructuring.

          (4) On January 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge in the first quarter of 2002.

          (5) For the quarter and nine months ended September 30, 2003, common stock equivalents were excluded from diluted per share amounts, as they would have been anti-dilutive.

                 RECONCILIATION OF 2002 RESULTS TO 2003 RESULTS
                              (Dollars in Millions)
                                   (Unaudited)

                                                                                   Third Quarter                Nine Months
                                                                               ----------------------      ----------------------
                                                                               Operating      Net          Operating      Net
                                                                                Income       Income         Income       Income
                                                                               --------    ----------      --------    ----------

2002 RESULTS ..............................................................    $    252    $     139      $     921    $       15

Cumulative effect of accounting change - 2002 .............................           -            -              -           502
Restructuring and impairment charges - 2003 ...............................        (310)        (188)          (365)         (222)
Goodwill and trademark impairment .........................................      (3,590)      (3,461)        (3,590)       (3,461)
Income tax adjustments ....................................................           -           55              -            55
Reduction of returned goods reserve .......................................          39           23             93            56
Operations ................................................................         (34)         (19)          (427)         (255)
                                                                               --------    ---------      ---------    ----------
2003 RESULTS ..............................................................    $ (3,643)   $  (3,451)     $  (3,368)   $   (3,310)
                                                                               ========    =========      =========    ==========




                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)


                                                                              Sept. 30,    December 31,
                                                                                2003           2002
                                                                              ---------    -----------
                                                                             (Unaudited)
ASSETS
Cash and cash equivalents .................................................    $  1,568     $    1,584
Short-term investments ....................................................         107            595
Other current assets ......................................................       1,513          1,813
Trademarks, net ...........................................................       1,759          2,085
Goodwill, net .............................................................       3,835          7,090
Other noncurrent assets ...................................................       1,399          1,484
                                                                                -------     ----------
                                                                               $ 10,181     $   14,651
                                                                               ========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Tobacco settlement and related accruals ...................................    $  1,553     $    1,543
Current maturities of long-term debt ......................................          56            741
Accrued liabilities and other .............................................         973          1,143
Long-term debt (less current maturities) ..................................       1,692          1,755
Deferred income taxes .....................................................         911          1,236
Long-term retirement benefits .............................................       1,363          1,176
Other noncurrent liabilities ..............................................         531            341
Stockholders' equity ......................................................       3,102          6,716
                                                                                -------     ----------
                                                                               $ 10,181     $   14,651
                                                                               ========     ==========
